Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Intellicheck Mobilisa, Inc. on Form S-1 (333-201168), S-3 (No. 333-214193) and Form S-8 (Nos. 333-211298, 333-204308, 333-151097 and 333-143448) of our report dated March 30, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed March 30, 2017.

/s/ EISNERAMPER LLP
Iselin, New Jersey
March 30, 2017